Exhibit 10.55
R.G. BARRY CORPORATION
AMENDED AND RESTATED
DEFERRAL PLAN

EMPLOYEES’ NOTICE OF ELIGIBILITY
To:
From:
Date:
Re: Deferral of Restricted Stock Units for Calendar Year 2009
You are eligible to participate in the R. G. Barry Corporation Amended and Restated Deferral Plan (“Deferral Plan”). You may elect to participate in the Deferral Plan by completing and returning the attached Participation Agreement to                      at R. G. Barry Corporation; 13405 Yarmouth Road N.W.; Pickerington, Ohio 43147 by no later than December 31, 2008.
Before deciding whether you want to participate in the Deferral Plan, you should read this Notice of Eligibility and the Deferral Plan.
1.00 Deferral of income taxation relating to certain Restricted Stock Units.
Pursuant to the Deferral Plan and the attached Participation Agreement, you may elect to defer income taxes on any Restricted Stock Units (“RSUs”) granted to you under the R. G. Barry Corporation Amended and Restated 2005 Long-Term Incentive Plan (“Equity Plan”) in calendar year 2009 (“2009 RSUs”).
Although your 2009 RSUs will not be granted until [                    ], 2009, we expect that you will be awarded [                    ] RSUs, which will generally “vest” on the first anniversary of the grant date. Any RSUs granted to you will be subject to the terms and conditions of an award agreement and the Equity Plan.
Normally, you will recognize taxable income when the common shares of the Company (“Shares”) underlying your RSUs are delivered to you. However, you may defer income taxation of all or any portion of your 2009 RSUs by following the instructions included in this Notice of Eligibility and the Participation Agreement. If you make a deferral election in accordance with the Participation Agreement and the Deferral Plan, you will not have to pay income taxes with respect to the Shares underlying the 2009 RSUs until you actually receive a distribution from the Deferral Plan.
This Notice of Eligibility describes:
•	How and when you may elect to defer income taxation with respect to all or any portion of your 2009 RSUs (see Section 2.00);
•	How and when you will receive the value of any deferred 2009 RSUs (see Section 3.00);
•	The income and other tax consequences of deferring all or any portion of your 2009 RSUs (see Section 4.00); and
•	What you should do next (see Section 5.00).
2.00 You must act soon if you want to defer all or a portion of your 2009 RSUs.
You must make an election, if any, to defer your 2009 RSUs by December 31, 2008. Also, you should understand that:
•	Once made, you may not revoke the deferral election;
•	You may make the deferral election with respect to all or a portion of your 2009 RSUs; and
•	Your deferral election in the attached Participation Agreement will affect only your 2009 RSUs — if you want to make a similar election for later awards, you must make a separate election.

You may elect to defer all or any portion of your 2009 RSUs by completing the attached Participation Agreement.
3.00 Distribution of deferred 2009 RSUs.
3.01 How the deferral works.
Any 2009 RSUs that you defer into the Deferral Plan will be subject to the terms and conditions of the Deferral Plan. In general, the Deferral Plan works as follows:
•	A bookkeeping account will be maintained in your name under the Deferral Plan;
•	Your account will be credited with the number of Shares equal to the number of 2009 RSUs you elect to defer at the time such 2009 RSUs “vest”;
•
Your account will be distributed and you will be entitled to receive the number of Shares credited to your account upon the earliest to occur of your Termination or Disability or a Change in Control (each as described in the Deferral Plan); and

•	Normally, your Deferral Plan benefit will be distributed in a single distribution, although you may elect to have the distribution made in a series of installments (see Section 3.02 below).
Note: There is no guarantee that the value of the Shares credited to your account will increase.
3.02 How the value of your deferred 2009 RSUs will be distributed.
The Deferral Plan provides that, in general, the value of your Deferral Plan benefit will be distributed in a single payment within 70 days following the occurrence of a “distribution event” (described in the Deferral Plan). However, the Deferral Plan allows you to elect to have the value of your deferred 2009 RSUs distributed in five annual installments if you make that election in the Participation Agreement at the same time you elect to defer your 2009 RSUs.
Before you make any election affecting the form of distribution of your deferred 2009 RSUs, you should understand three rules:
•
If you elect to receive a distribution in five annual installments, the number of Shares you receive will be the number of 2009 RSUs deferred divided by the remaining number of installments (e.g., the first distribution will be one-fifth of your deferred 2009 RSUs, the second distribution will be one-fourth of your remaining deferred 2009 RSUs and so forth);

•	You may not change this election once it has been made; and
•	You may not elect an installment period other than five years (i.e., the only alternatives are a single distribution and five annual installments).
4.00 Tax Consequences with respect to your deferred 2009 RSUs.
Normally, if you elect to make the deferral election described in Section 2.00 of this Notice of Eligibility, the value of your 2009 RSUs will not be subject to income taxes until the Shares credited to your account are distributed to you, although federal and local self-employment and wage taxes are due when the 2009 RSUs vest. Generally, federal and local self-employment and wage taxes are limited to Social Security and Medicare taxes and city and school district wage taxes. These taxes, which you must pay when the 2009 RSUs vest (whether or not you defer the receipt of the Shares underlying the RSUs), are your responsibility.

5.00 What you should do next.
After you read this Notice of Eligibility and the Plan, you should:
•	Contact at if you have any questions about this deferral opportunity; and
•	Complete the appropriate portions of the attached Participation Agreement. This is done by:
•	Completing Sections 2.00, 3.00 and 4.00 of the attached Participation Agreement if you do want to defer all or any portion of your 2009 RSUs; or
•	Completing Sections 2.00 and 4.00 of the attached Participation Agreement if you do not want to defer any portion of your 2009 RSUs.
IRS CIRCULAR 230 DISCLOSURE: In order to ensure compliance with requirements imposed by the U.S. Internal Revenue Service, we inform you that any federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of (i) avoiding penalties that may be imposed under the U.S. Internal Revenue Code or (ii) promoting, marketing, or recommending to another person, any transaction or other matter addressed herein.